Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Andrew Mathias

Chief Investment Officer

(212) 594-2700

SL Green’s Retail Investment Program Moves Forward with

More Midtown Acquisitions

Privately Negotiated Transaction Near Rock Center Results from Existing Structured Finance Investment

Adjacent Sites on 34th Street to be Assembled to Unlock Value

New York, NY – April 25, 2006 – SL Green Realty Corp. (NYSE: SLG), announced today it has acquired the fee interests for two retail properties located at 25-27 West 34th Street and 29 West 34th Street in a joint venture with Jeff Sutton. In addition it has contracted to make an investment in 609 Fifth Avenue, an office and retail property in which Jeff Sutton has and will maintain an ownership interest.

The investment in 609 Fifth Avenue values the property at $182 million. The building occupies the corner of 49th Street and Fifth Avenue near Rockefeller Center, one of Midtown Manhattan’s premier commercial locations. It is the site of the spectacularly successful American Girl Store that opened in 2003 and that currently produces over 50 percent of the property’s income. The store’s lease runs through March 2018. Overall, the property is currently 98.5 percent occupied. The office tenants include DZ Bank, Shelby Collum Davis and Reebok International.

The non-marketed transaction capitalizes on SL Green’s structured-finance investment in the property, which led to this opportunity.

Andrew Mathias, Chief Investment Officer for SL Green, stated, “Our ability to make this investment was directly linked to the structured finance investment we made in 2003. At the time, we believed particularly in Jeff Sutton’s vision for the retail space. And our confidence paid off — the store has become one of New York’s top shopping destinations.”

The 34th Street buildings were acquired for a total cost for $30 million. They have a combined square footage of approximately 51,000 square feet.

As with other retail and mixed-use properties that have been acquired by SL Green and Sutton, the partners intend to make capital improvements and otherwise reposition the two properties to unlock their full potential value.

Located between Fifth Avenue and Avenue of the Americas, the properties are adjacent to 21 West 34th Street, a building that SL Green/Sutton acquired in July 2005.

The transactions reflect a further expansion of SL Green’s retail real estate investment program. The program is designed to acquire undervalued retail opportunities on standalone sites or as part of commercial projects, and represents one of several initiatives to add incremental value to the Company’s core Manhattan office property investment portfolio.

In December 2005, SL Green and Mr. Sutton acquired a 90 percent interest in 1604 Broadway, a retail property located on a prime corner in Manhattan’s Times Square. In a separate transaction, the partners acquired the leasehold interest in 379 West Broadway, a classic office/retail property in New York City’s Cast Iron Historic District. Previously, in June 2005, the partners acquired adjoining buildings at 1551 and 1555 Broadway, along with the retail building at 21 West 34th Street and a mixed-use property at 141 Fifth Avenue. All have provided repositioning opportunities, utilizing SL Green’s financial resources and redevelopment expertise along with the proven retail real estate experience of Mr. Sutton.

SL Green Chief Executive Officer Marc Holliday commented, “These latest acquisitions demonstrate the combined ability of SL Green and Jeff Sutton to locate and acquire sets of properties in the best retail locations”. Mr. Holliday noted, “The growth of retail rents in Manhattan has outpaced even the midtown office rents that continue to escalate”.

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Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions, and manages a portfolio of Manhattan office properties. As of March 31, 2006, the Company owned 29 office properties totaling 18.6 million square feet. SL Green’s retail space ownership totals 219,200 square feet at seven properties. The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.